CONFIDENTIAL SEVERANCE AGREEMENT
AND RELEASE OF CLAIMS

This Confidential Severance Agreement and Release of Claims (the "Agreement") is made and entered into by and between William Mark DeMarcus ("Employee") and Yadkin Bank ("Employer"), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to as "Employer").

THE PARTIES acknowledge the following:

WHEREAS, Employee was employed by Employer until through January 31, 2016 when his employment was terminated (the "Termination Date") pursuant to that certain Executive Employment Agreement, dated April 23, 2014, by and among Employee, Yadkin Financial Corporation (“Yadkin Financial”) and Employer (“Employment Agreement”); and

WHEREAS, Employee desires to receive severance pay and benefits provided pursuant to this Agreement, and Employer is willing to provide this pay and benefits to Employee on the condition that Employee enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.    Definitions.

Unless the context plainly requires otherwise, the term "Employee" includes the Employee executing this Agreement, as well as the Employee's agents, attorneys, spouse, heirs, dependents, executors, administrator, guarantees, successors and assigns. The term "Employer" includes Yadkin Bank, its managers, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, employee benefit plans, successors, assigns, affiliates, and subsidiaries, and each of their respective owners, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, successors, assigns, affiliates and subsidiaries.

2.    Severance Pay.

a.
Severance Pay. In consideration of Employee's agreements and promises set forth below, and in full and complete satisfaction of the Employer’s obligations under the Employment Agreement, Employer shall pay to Employee an aggregate amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (less standard statutory deductions for federal and state taxes and withholdings), payable in fifty-two (52) installments as severance pay under established payroll procedures as set forth in this Agreement. The first installment payment in the amount of One Hundred Seventy-Four Thousand and No/100 Dollars ($174,000.00) will be made on the next regularly scheduled payroll run occurring after the seven (7) day revocation period (as set forth in Section 18 of this Agreement) provided Employee has (i) executed and not revoked this Agreement; and (ii) remained employed through the Termination Date and the next fifty-one (51) equal installment payments in the amount of Twenty-Six Thousand and No/100 Dollars ($26,000.00) will continue the following fifty-one (51) consecutive payroll runs. Under no circumstances

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shall the severance payments commence later than sixty (60) days following the Termination Date.

b.    Continued Health Care Benefits. If Employee is eligible for and timely and properly elects continuation health coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), Employer shall reimburse Employee monthly for the monthly COBRA premium paid by Employee for himself and his dependents, if then covered, for a period ending on July 31, 2017 (the “COBRA Reimbursement”). Provided, however, that Employer’s obligations under this subsection shall terminate on the date on which the Employee is eligible to enroll in a group health plan offered by another employer that provides substantially similar coverage.

c.    Company Car. For thirty (30) days following the Termination Date, Employee shall have the option to purchase the company car that Employee is using as of the Termination Date for an amount equal to the Kelley Blue Book value or other valuation means acceptable to the Employer.

d.    Effect of Severance Pay. Employee agrees that the above severance payment does not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of any pension or other benefit plan of Employer, or for the purpose of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any employee pension or benefit plan.

3.    Legal Obligations.

Employer has no prior legal obligations to make the payments described in Section 2, which are expressly conditioned upon the promises of Employee herein. Except as otherwise provided herein, Employee shall be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the severance payment to Employee pursuant to this Agreement.

4.    Availability for Consultation.

Employee agrees that he will make himself available to Employer for consultation on issues related to Employee's former duties for a period of thirty (30) days from his Termination Date. Employee agrees that the consideration provided to him pursuant to this Agreement represents full and sufficient consideration for any consultation services Employee may provide, and that this consideration is premised, in part, on his agreement to perform these services.

5.	No Admission of Liability.

By entering into this Agreement, Employer does not admit any wrongdoing or that it has breached any obligation with respect to Employee's employment.

6.    Release and Covenant Not To Sue.

In exchange for Employer's agreement to provide the above-referenced severance payment, Employee releases and discharges Employer from any and all claims, demands, and liabilities that Employee has ever had or now may have against Employer or Employer's officers, directors, or employees, both known

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and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee's employment with Employer or the termination of the employment relationship. Employee acknowledges that, as a result of his termination of employment, he has forfeited in their entirety the 10,000 shares of restricted stock issued to him by the Employer on June 18, 2015 under the Yadkin Financial Corporation 2013 Equity Incentive Plan. Further, Employee promises not to file or permit to be filed any lawsuit, complaint, or action against Employer, or Employer's officers, directors, or employees arising out of or in any way related to his employment with Employer or the termination of said employment with Employer.

This release and covenant not to sue includes, but is not limited to, a release of any and all rights or claims Employee may have under any federal, state, or local laws, ordinances, or regulations including, but not limited to: any claims of age discrimination under the Age Discrimination in Employment Act; claims under Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (ERISA); the Consolidated Budget Reconciliation Act (COBRA); the Equal Pay Act of 1963; the Pregnancy Discrimination Act; any and all state laws addressing the rights of employees and the payment of wages; and all amendments to these Acts. This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel, slander, as well as any other claims, whether in tort, contract or equity, under state or federal statutory or common law. Employee further agrees that in the event that any person or entity should file a lawsuit, complaint, or action on Employee's behalf, Employee hereby waives and forfeits any right to recovery under such claims and will exercise every good faith effort to have such claims dismissed.

By entering into this Agreement, Employee does not waive any rights or claims that might arise as a result of any conduct that occurs after the date this Agreement is signed by the parties, nor shall this Agreement be interpreted to provide that Employee has entered into any covenant or promise that would be invalid under applicable federal or state law.

7.    No Prior Assignment.

Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that Employee has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.

8.    No Employment Relationship.

The relationship of employer-employee terminated effective as of the date of Employee's Termination Date and the relationship created by this Agreement is purely contractual and no employer-employee relationship is intended or inferred from the performance of the parties' obligations under this Agreement.

9.	Non-disparagement.

Employee shall not (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employer, including a lowered opinion of any services provided by Employer.

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10.	Confidentiality.

Employee shall not disclose the contents of this Agreement, including the amount of the monetary payments, except to Employee's (a) spouse, (b) attorney(s), (c) accountant(s) and/or tax preparer(s), (d) as may be required by law, or (e) as necessary to enforce the terms of this Agreement. Employee shall notify anyone to whom the terms of this Agreement are disclosed of the confidentiality provision of this Agreement.

Employee recognizes that the disclosure of any information regarding this Agreement by Employee or Employee's family, attorneys, accountants or financial advisors, could cause Employer irreparable injury and damage, the amount of which would be difficult to determine. In the event Employer establishes a violation of this section of the Agreement by Employee, Employee's attorneys, immediate family, accountants, or financial advisors, Employer shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys' fees and costs incurred by Employer in enforcing the provisions of this section. Notwithstanding the foregoing, the parties acknowledge that the Employer may be required to disclose the existence of and terms and conditions of this Agreement pursuant to its periodic reporting obligations as a SEC-registered public reporting company, and upon any such disclosure, Employee’s obligations under this Section 10 shall terminate.

11.    Property.

Employee shall immediately return all property of Employer which is in Employee's possession. This includes, but is not limited to, the computer provided for Employee's personal use, all data, documents, records, correspondence, reports, memoranda, or other property and shall include all copies thereof, including electronically stored information.

12.    Affirmation of Loyalty; Noncompetition.

As a material consideration of this Agreement without which Employer would not have entered into this Agreement or agreed to provide the consideration set forth herein, Employee hereby reaffirms his commitment to honor the nonsolicitation of employee covenant set forth in Section 12(d) of his Executive Employment Agreement. Employer and Employee further agree that the noncompetition covenant set forth in Section 12(c) of his Executive Employment Agreement is hereby amended as follows: “Executive agrees that during employment with the Employer Group, and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that is or was a customer of the Employer Group on the date of termination and with whom the Executive has had material contact.”

Employee further stipulates and agrees that in the event Employee breaches any of the restrictive covenants set forth in Section 12 of his Executive Employment Agreement, as amended hereby, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee. Further, the consideration provided by Employer as of that date shall serve as full and final consideration in support of Employee’s obligations hereunder. Provided, however, Employer may release Employee from some or all of the restrictive covenants set forth in Section 12, in its sole discretion, upon written request by Employee.

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13.    Performance.

Employer's obligation to perform under this Agreement is conditioned upon Employee's agreements and promises to Employer as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer's obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee.

14.    Successors and Assigns.

This Agreement shall inure to and be binding upon the parties hereto and to their respective heirs, legal representatives, successors, and assigns.

15.    Governing Law and Forum Selection.

This Agreement shall be construed in accordance with the laws of the state of North Carolina and any applicable federal laws. Moreover, any dispute between the parties regarding this Agreement or Employee's former employment with Employer shall be decided solely by a court of competent jurisdiction in Mecklenburg County, North Carolina.

16.    Entire Agreement; Modification.

This Agreement constitutes the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement is the terms set forth above and that no other promises or assurances of any kind have been made to Employee by Employer or any other entity or person as an inducement for Employee to sign this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

17.    Validity.

The provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any section of this Agreement, or any portion or provision thereof, shall not affect the validity or enforceability of the other portions or provisions. Any such provision deemed to be unenforceable shall be stricken and the remaining provisions shall be appropriately limited and given effect to the extent they may be enforceable.

18.    OWBPA.

Employee acknowledges that it is the mutual intent of the Parties that the full release contained in this Agreement fully complies with the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (1) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent Employee's execution of this Agreement; (2) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the Age Discrimination in Employment Act, is Employee's knowing and voluntary act; (3) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (4) Employee has forty-five (45) calendar days within which to consider this Agreement and Employee's signature on this Agreement prior to the

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expiration of this forty-five (45) day period (should Employee chose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; (5) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the individual addressee identified in the Notice provision below (Section 18), and this Agreement does not become effective until the expiration of this seven-day period; (6) Employee has read and fully understands the terms of this Agreement; and (7) nothing contained in this Agreement purports to release any of Employee's rights or claims under the Age Discrimination in Employment Act that may arise from acts occurring after the date of the execution of this Agreement.

18.    Notice.

All communications or notices required or permitted by this Agreement shall be made by Employee to Employer in writing and shall be delivered and addressed as follows:

Yadkin Bank
204 South Elm Street
Statesville, NC 28677
Attn: Laura Blalock, Human Resources

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE COMPANY ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OR SOMEONE YOU TRUST PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 18 HEREIN, PRIOR TO THE END OF THE REVOCATION PERIOD.

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

As To Employee:	WILLIAM MARK DEMARCUS

Date	Employee Signature

Date	Witness Signature

For Employer:	YADKIN BANK

Date	By:

Its:

The signatures below affirm that the terms of this agreement are acceptable, and the terms will have an effective date of January 31, 2016.

/s/ Scott Custer

Scott Custer

/s/ William Mark DeMarcus

William Mark DeMarcus

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